Exhibit 99.1

             Zumiez Inc. Reports March 2007 Sales Results

              Net Sales Increased 53.7% to $28.3 Million

           March 2007 Comparable Store Sales Increased 17.0%

    EVERETT, Wash.--(BUSINESS WIRE)--April 11, 2007--Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended April 7, 2007 increased 53.7% to $28.3 million, compared to $18.4 million for the five-week period ended April 1, 2006. The company's comparable store sales increased 17.0% for the five-week period, versus a comparable store sales increase of 14.3% in the year ago period.

    To hear the Zumiez prerecorded March sales message, please dial
(877) 519-4471 or (973) 341-3080, followed by the conference identification number #6130350.

    About Zumiez Inc.

    Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. We currently operate 248 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

    CONTACT: Zumiez Inc.
             Brenda Morris
             Chief Financial Officer
             425-551-1564
             or
             Investor:
             Integrated Corporate Relations
             Chad Jacobs/David Griffith
             203-682-8200